UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2019

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Penobscot Drive

Redwood City, California 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Lease Agreement

On February 8, 2019, Codexis, Inc. (the “Company”) entered into an Eighth Amendment to Lease (the “Eighth Amendment”), effective as of February 8, 2019 (the “Effective Date”), with Metropolitan Life Insurance Company (“MetLife”) with respect to the Company’s facilities located at 501 Chesapeake Drive, Redwood City, California (the “501 Chesapeake Space”), the Company’s facilities located at 200 Penobscot Drive, Redwood City, California (the “200 Penobscot Space”), the Company’s facilities located at 220 Penobscot Drive, Redwood City, California (the “220 Penobscot Space”) and the Company’s facilities located at 400 Penobscot Drive, Redwood City, California (the “400 Penobscot Space” and together with the 200 Penobscot Space and the 220 Penobscot Space, the “Penobscot Space”). The initial lease was entered into between the Company and MetLife in October 2003 and was subsequently amended by the First Amendment to Lease, dated June 1, 2004, the Second Amendment to Lease, dated March 9, 2007, the Third Amendment to Lease, dated March 31, 2008, the Fourth Amendment to Lease, dated September 17, 2010, the Fifth Amendment to Lease, dated March 16, 2011, the Sixth Amendment to Lease, dated September 27, 2012, and the Seventh Amendment to Lease, effective as of October 11, 2016 (as amended to date, the “Lease”).

The Eighth Amendment extends the terms of the Company’s leases of the 501 Chesapeake Space and the Penobscot Space by a period of 88 months as follows, in each case unless terminated earlier pursuant to the terms of the Lease: (i) the term of the 501 Chesapeake Space, which would have otherwise expired on January 31, 2022, was extended to May 31, 2029; and (ii) the term of the Penobscot Space, which would have otherwise expired on January 31, 2020, was extended to May 31, 2027 (the “Penobscot Expiration Date”). Beginning February 1, 2020, the Company’s monthly base rent payment obligation for the Penobscot Space during the extended term will begin at approximately $300,664 per month and increase by 3% in each subsequent year of the extended term, provided that if the Company is not in specified default under the Lease as of February 1, 2020, MetLife will provide the Company with a four month rent abatement totaling not more than $1.2 million in the aggregate with respect to the Penobscot Space. Beginning February 1, 2022, the Company’s monthly base rent payment obligation for the 501 Chesapeake Space during the extended term will begin at approximately $53,194 per month and increase by 3% in each subsequent year of the extended term, provided that if the Company is not in specified default under the Lease as of February 1, 2022, MetLife will provide the Company with a three month rent abatement totaling not more than approximately $159,580 in the aggregate with respect to the 501 Chesapeake Space. Under the Lease, the Company has one further option to extend the terms of the leases of the 501 Chesapeake Space and the Penobscot Space for one additional period of five years each.

Pursuant to the Eighth Amendment, MetLife also granted the Company a one-time right to lease approximately 15,000 square feet of space at the same Seaport Centre office complex that houses the Chesapeake Space and Penobscot Space, if such space is available during the period beginning on the Effective Date and expiring 24 months prior to Penobscot Expiration Date, subject to certain conditions.

The Company previously obtained a letter of credit (the “Original Letter of Credit”) in the amount of approximately $0.7 million, which may be drawn down by MetLife to be applied for certain purposes upon the occurrence of certain events under the Lease, including the Company’s failure to pay amounts due under the Lease and the repair of damage to the premises caused by the Company. Under the Eighth Amendment, the Company agreed to deliver to MetLife an amendment or replacement of the Original Letter of Credit to increase the amount thereof to approximately $1.1 million (the “Letter of Credit Increase”).

The foregoing description of the Eighth Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full terms of the Eighth Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Eighth Amendment and the Letter of Credit Increase is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: February 12, 2019	By:	/s/ Gordon Sangster
Gordon Sangster Senior Vice President, Chief Financial Officer